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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2001 (April 13, 2001)

                              DTVN HOLDINGS, INC.

            (Exact name of registrant as specified in its charter)

         Delaware                      0-22076                    76-0404904
(State or other jurisdiction    (Commission File Number)        (IRS Employer
 of incorporation)                                           Identification No.)


         635 West Campbell Road, Suite 130
                  Richardson, Texas                                75080
       (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: (972) 783-0284

         (Former name or former address, if changed since last report.)

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Item 2.  Acquisition or Disposition of Assets.

     On April 13, 2001, DTVN Holdings, Inc., a Delaware corporation (the "Corporation"), its wholly-owned subsidiary, Videos Intelligence, Inc., a Pennsylvania corporation ("Merger Sub"), and Video Intelligence, Inc., a Pennsylvania corporation ("Video Intelligence"), completed the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated April 12, 2001, among the Corporation, Merger Sub, Video Intelligence and the principal stockholders of Video Intelligence named therein (the "Principal Stockholders"), pursuant to which Video Intelligence merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and wholly-owned subsidiary of the Corporation (the "Merger"). Video Intelligence is a comprehensive video services provider with offices in Fort Worth, Texas and Philadelphia, Pennsylvania.

     Pursuant to the Merger, the Corporation issued 7,891,579 shares (the "Stock Consideration") of common stock, par value $0.001 per share, of the Corporation ("DTVN Common Stock") and agreed to pay a total of $493,225 in cash (the "Cash Consideration") to the holders of all of the issued and outstanding shares of capital stock of Video Intelligence. The amount and terms of the Stock Consideration and Cash Consideration were determined by arms-length negotiations among the parties.

     One-half (1/2) of the Cash Consideration was paid by the Corporation at the closing of the Merger transaction (the "Closing") and one-half (1/2) of the Cash Consideration is to be paid by the Corporation sixty (60) days after the Closing, subject to (a) earlier payment upon the exercise of options assumed by the Corporation in connection with the Merger as described below, and (b) offset rights of the Corporation against amounts owing to the Principal Stockholders, in the event of any breach of any representation, warranty or covenant of Video Intelligence or the Principal Stockholders under the Merger Agreement. The Cash Consideration was and will be paid out of the Corporation's working capital.

     An aggregate of 2,530,251 shares (the "Covered Stock") of the Stock Consideration are subject to the Relinquishment Agreement, dated April 12, 2001, among the Corporation, Merger Sub, the security holders of Video Intelligence and Philip O'Reilly as the representative of such security holders (the "Relinquishment Agreement"). Pursuant to the Relinquishment Agreement, in the event that financial or other performance criteria set forth in the Relinquishment Agreement is not achieved during the first year after the Closing, all or a portion of the Covered Stock will be relinquished and transferred to the Corporation, for no valuable consideration, as a refund of consideration previously paid by the Corporation in connection with the Merger.

     Pursuant to the Merger Agreement, the Corporation assumed all of the options to purchase shares of the common stock of Video Intelligence that were outstanding at the time of the Merger (the "Assumed Options"). In connection therewith, the Assumed Options became options to purchase, in the aggregate, 1,141,804 shares of DTVN Common Stock at $0.25 per share. The Assumed Options will be exercisable for a period of ninety (90) days following the Closing. In the event that a holder exercises his or her

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Assumed Option, three-eights (3/8) of the DTVN Common Stock issued to such holder in connection therewith will become subject to the Relinquishment Agreement. If a holder exercises his or her Assumed Option in full, upon such exercise, such holder may receive all or a portion of the remaining balance of the Cash Consideration payable to such holder, as determined in accordance with the Merger Agreement.

     The assets of Video Intelligence include physical property and equipment that Video Intelligence used in the operation of its business. It is the current intention of the Corporation that Merger Sub will continue to use such physical property and equipment in the same manner.

     For more information concerning the Merger, please see the Merger Agreement, the Relinquishment Agreement and the Registration Rights Agreement which have been filed as exhibits to this current report. For more information concerning Video Intelligence, please see the Press Release dated April 17, 2001 filed as an exhibit to this current report.

     Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

     Exhibit
     -------
     Number    Exhibit Description
     ------    -------------------

     2.1 Agreement and Plan of Merger, dated April 12, 2001, among DTVN Holdings, Inc., Videos Intelligence, Inc., Video Intelligence, Inc., Philip O'Reilly, Roger Vergin, Bruce Hawkins, and Bryan Morriss.

     2.2 Relinquishment Agreement, dated April 12, 2001, among DTVN Holdings, Inc., Videos Intelligence, Inc., Philip O'Reilly as the Holder Representative, Philip O'Reilly, Bruce Hawkins, Joy Thompson, Bryan Morriss, Scott Winterstein, Joe Yapsuga, Roger Vergin, Michal West, and Robert Harris.

     4.1 Registration Rights Agreement, dated April 12, 2001, among DTVN Holdings, Inc. and each security holder named therein that becomes a party to the agreement by the execution and delivery of a counterpart signature page thereto.

     99.1      Press Release of DTVN Holdings, Inc. dated April 17, 2001.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         DTVN HOLDINGS, INC.



                                         By:   /s/ Michael G. Donohoe
                                               -----------------------------
                                               Name: Michael G. Donohoe
                                               Title: Assistant Secretary

DATE: April 27, 2001

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